Exhibit 10.1

PACER INTERNATIONAL

2006 BONUS PLAN

I.	BONUS PLAN

Corporate objectives are established based on the current year plan/budget (the “Plan”) for Pacer International, Inc. and its subsidiaries (the “Company”). Exhibit A sets forth the financial results required in order for the Company, and each business unit, to disburse bonuses.

•	The Company, on a consolidated basis, must achieve the earnings per share target set forth in Exhibit A (net of bonuses) in order for the Company to pay bonuses. The target will be adjusted based on one-time events.

•	Monthly accruals (booked by Corporate for all business units) are based on meeting or exceeding Plan.

•	Upon meeting the corporate earnings per share target, the Company will start to reserve for bonus payments. This is normally done throughout the year based on hitting monthly earnings targets. The first 25% of the bonus accrual will be applied toward a bonus payment (to each business unit and support function) in an amount up to 25% of their target bonus pool regardless of the business units’ performance (to foster an “all for one and one for all” attitude).

•	For a business unit to pay the balance of the unit’s bonus (the remaining 75%), it must meet or exceed its Plan objectives set forth in Exhibit A. Each business unit will receive a proportional amount of the available pool up to 100% of its target bonus.

•	For Sales to achieve the balance of its bonus target (the remaining 75%), the Sales group must meet its Gross Margin target as noted in the sales plan (combination of Rail, Highway and SCS).

•	The bonus plan can be funded at levels above 100% when performance exceeds Plan and when approved by the Compensation Committee.

•	Distribution occurs in February when year-end performance meets or exceeds Plan.

II.	TARGET BONUS LEVELS

Individuals are assigned a target bonus based on their position within the Company (Level 1 through 9) as set forth in Exhibit A.

III.	INDIVIDUAL BONUS AWARD

Target bonuses are reached through a combination of business unit and individual performance. At the senior executive level, business unit performance is weighted higher than individual performance. The assumption is that the executive has greater influence over unit performance. At the staff level, individual performance is weighted higher than unit performance. In either case, the unit must achieve set objectives before bonuses are approved.

Actual bonus award is determined by two components:

•	Business Unit Performance: The bonus amount is paid based on the performance of the business unit (Senior Executive).

•	Individual Performance: This bonus amount is paid based on the individuals (Manager/non-manager) rating from their performance appraisal.

•	The individual portion of the bonus will be awarded as follows based upon the rating on the Performance Appraisal:

CE	=	100% or More
ME	=	100% or More
SM	=	100%
MS	=	50%
FM	=	0%

•	Employees who receive a FM rating will not be eligible for any portion of their bonus potential during the period in which they received the FM rating.

•	An employee must be an active employee at the time the bonus distribution occurs to be eligible to receive their bonus. Two exceptions to this requirement would be where directed as a part of a legal settlement or, when the employee has formally retired and is currently retired at the time the bonus is paid.

•	An employee with less than one year of employment may be eligible for a pro-rated bonus.

When applying bonus distributions based on individual performance, the business unit may find that the total bonus pool has not been disbursed. Should this occur, the Business Unit President has the authority to disburse the balance of the allocated bonus pool to those individuals with a CE or ME rating. In no case may the Business Unit President disburse more than 100% of the bonus pool.